Exhibit 10.1

EXECUTION VERSION

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into on December 4, 2019 (the “Effective Date”), by and among United Airlines Holdings, Inc., a Delaware corporation (the “Company”), United Airlines, Inc., a Delaware corporation (“United,” and together with the Company, the “Employers”), and Oscar Munoz (“Executive,” and Executive and Employers collectively, the “Parties”).

WHEREAS, Executive and the Employers are parties to an Employment Agreement, dated as of December 31, 2015 (as amended from time to time, the “Employment Agreement”);

WHEREAS, Executive currently serves as the Chief Executive Officer of the Employers and a member of the Company’s Board of Directors (the “Board”) and as a director and officer of certain subsidiaries and affiliates of the Company;

WHEREAS, in furtherance of the Company’s succession planning process for its executive officers, Executive has from time to time discussed with the Board Executive’s plans with respect to his continuing service to the Employers and to ensuring a seamless transition to a successor Chief Executive Officer;

WHEREAS, as a result of such dialogue, Executive and the Board have mutually determined it to be in the best interest of Executive and Employers to effectuate the transition to a successor Chief Executive Officer immediately following the Company’s 2020 annual meeting of stockholders and to secure Executive’s continuing service for the benefit of the Employers through March 2022; and

WHEREAS, Executive and Employers have entered into this Agreement for the purpose of setting forth the terms and conditions applicable to such transition and Executive’s employment from the date hereof until Executive’s final transition.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Executive and the Employers hereby agree as follows:

EXECUTION VERSION

1.             Employment. Subject to Executive’s compliance with the terms of this Agreement and Executive’s continued compliance with the covenants in this Agreement and Section 5 of the Employment Agreement (Restrictive Covenants), the terms of this Section 1, including the payments and benefits described below, shall apply:

a)	Pre-Transition Period. Executive shall continue in his current position of Chief Executive Officer of the Employers and member of the Board and as a director and officer of certain subsidiaries and affiliates of the Company through the Company’s 2020 annual meeting of stockholders (the “First Transition Date,” and such period from the Effective Date until the First Transition Date, the “Pre-Transition Period”). During the Pre-Transition Period, Executive shall: (i) continue to receive base salary at the annual rate in effect as of the date immediately prior to the Effective Date; (ii) continue to be eligible for an annual performance bonus for 2019 and 2020 with the same target bonus in effect as of the date immediately prior to the Effective Date; provided, however, that Executive’s annual bonus for 2020 shall be prorated (based on the number of days during 2020 that Executive serves as Chief Executive Officer of the Employers) and determined based on full year Company performance for 2020, which performance shall be determined in a manner consistent with other senior executives under the Company’s Annual Incentive Program; (iii) continue to be eligible to participate in such employee benefit plans, programs and policies as are available to senior executives of the Company, as well as to receive other applicable benefits and perquisites under Section 3(e) of the Employment Agreement; and (iv) continue to be eligible to receive a 2020 long-term equity incentive award (the “2020 LTI Award”) with a grant date fair market value equal to $10,500,000, which shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers, as contemplated by the Employment Agreement. During the Pre-Transition Period, Executive shall devote his full business time and efforts to the business and affairs of the Employers, provided that Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder (such activities the “Outside Activities”). Executive shall not become a director of any for profit entity without first receiving the approval of the Nominating/Governance Committee of the Board, which shall not be unreasonably withheld.

EXECUTION VERSION

b)	First Transition Period. On the First Transition Date, Executive shall relinquish the position of Chief Executive Officer of the Employers and any, unless otherwise requested by the Company, positions held by Executive in any subsidiaries or affiliates of the Company and shall assume the position of Executive Chairman of the Board (“Executive Chairman”) pursuant to the Company’s Restated Bylaws (“Bylaws”) and remain a director, officer and employee of the Company. As Executive Chairman, Executive shall perform such duties and have such authority as are customarily associated with such position and contemplated by the Bylaws and shall also perform such other duties commensurate with such position as may be reasonably requested by the Board and the Company’s Chief Executive Officer. It is anticipated that such duties shall include, but not be limited to, providing support for strategic initiatives, particularly those relating to customers, employee experience and labor relations, social responsibility and community impact, and maintaining, fostering and transitioning relationships with business and industry boards and organizations, customers, employees, investors, regulators and other government entities on behalf of the Company. Executive shall serve as Executive Chairman from the First Transition Date until the date of the Company’s 2021 annual meeting of stockholders (the “Second Transition Date,” and the period from the First Transition Date until the Second Transition Date, the “First Transition Period”). During the First Transition Period, Executive shall receive a base salary at an annual rate of $2,000,000, which shall be paid in accordance with the Employers’ normal payroll procedures, and shall continue to be eligible to participate in such employee benefit plans, programs and policies, and shall continue to receive the benefits and perquisites under Section 3(e)(i) through (v) (inclusive) of the Employment Agreement, as have been provided to Executive or are available to senior executives of the Company (including, if continued by the Employers for senior executives generally, reimbursement of up to $20,000 annually for financial planning and tax services (the “Financial Planning Reimbursement”), in accordance with applicable Company policy). Executive shall not be entitled to receive any annual incentive compensation with respect to any year after 2020 or any grants of long-term incentive compensation during the First Transition Period. During the First Transition Period, Executive shall devote such business time and efforts to the business and affairs of the Employers as reasonably necessary to discharge the duties of Executive Chairman contemplated by this Agreement (it being understood that such duties will involve a time commitment and effort substantially similar to the time commitment and effort during the Pre-Transition Period), and Executive shall be entitled to engage in Outside Activities. Executive shall not become a director of any for profit entity without first receiving the approval of the Nominating/Governance Committee of the Board, which shall not be unreasonably withheld.

c)	Second Transition Period. On the Second Transition Date, Executive shall relinquish the position of Executive Chairman and director of the Company and shall assume the role of a non-officer employee of the Company (a “Non-Officer Employee”). As a Non-Officer Employee, Executive shall perform such duties as may be reasonably requested by the Company’s Chief Executive Officer or the Board. Executive shall serve as a Non-Officer Employee from the Second Transition Date until March 1, 2022 (the “Final Transition Date,” and the period from the Second Transition Date until the Final Transition Date, the “Second Transition Period,” and the Second Transition Period together with the First Transition Period, the “Executive Transition Period”). During the Second Transition Period, Executive shall receive a base salary at an annual rate of $360,000, which shall be paid in accordance with the Employers’ normal payroll procedures, and shall be eligible to participate in such employee benefit plans, programs and policies as are available to non-officer employees of the Company. For the avoidance of doubt, Executive shall not be eligible for the Financial Planning Reimbursement or any other senior executive benefits or perquisites during the Second Transition Period. Executive shall not be entitled to receive any annual incentive compensation or grants of long-term incentive compensation during the Second Transition Period. During the Second Transition Period, Executive shall devote such business time and efforts to the business and affairs of the Employers as reasonably necessary to discharge the duties of a Non-Officer Employee contemplated by this Agreement (it being understood that such duties will typically require a substantially reduced time commitment of less than 40 hours per month), and Executive shall be entitled to engage in Outside Activities. Executive shall not become a director of any for profit entity without first receiving the approval of the Nominating/Governance Committee of the Board, which shall not be unreasonably withheld.

EXECUTION VERSION

d)	Final Transition. Effective as of the Final Transition Date, Executive’s employment with the Company shall terminate, and Executive shall be deemed to have resigned from his position as a Non-Officer Employee concurrent with the termination of Executive’s employment. For the avoidance of doubt, any unvested portions of long-term equity incentive awards or any other awards that are outstanding as of the Final Transition Date shall be forfeited to the extent provided under the terms of the applicable plan or award agreement, and Executive shall not be entitled to any severance payments or benefits under Section 4 of the Employment Agreement or otherwise upon a termination of Executive’s employment as of the Final Transition Date.

e)	Employment Location. During the Pre-Transition Period, Executive shall continue to be based in the Company’s headquarters in Chicago, Illinois. During the First Transition Period, Executive shall be based in an office at a location where the Company currently has existing office space in Chicago. The Company shall provide Executive with appropriate administrative support through the Final Transition Date in order to allow Executive to fulfill his duties hereunder. In the event that Executive’s employment with the Employers and their affiliates terminates for any reason prior to the Final Transition Date, the Company shall not have any further obligation to provide Executive with office space or administrative support under this Section 1(e).

f)	Continuation Coverage. For a period of up to eleven months immediately following the completion of the maximum allowable period for Executive’s (and each of Executive’s eligible dependents’) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the Final Transition Date (such eleven-month period and the COBRA continuation period together, the “Continuation Period”), the Company shall permit Executive to continue such continuation coverage in the Company’s group health plans, with Executive being responsible for paying applicable premiums at the rate paid by COBRA-eligible participants. Notwithstanding the foregoing, (i) in the event that, during the Continuation Period, Executive is or becomes eligible for group health benefit plan coverage from a successor employer, the Company’s obligation under this Section 1(f) shall cease, and (ii) upon Executive becoming eligible for coverage under Medicare, the Company’s obligation under this Section 1(f) shall cease solely with respect to Executive (and in such event Executive’s eligible dependents may continue participation in the Company’s group health plans under this Section 1(f) through the end of the Continuation Period).

g)	Flight Benefits. Nothing in this Agreement shall alter any flight benefits to which Executive is entitled pursuant to applicable Company policy, and Executive’s continued entitlement to such benefits during employment and thereafter shall continue to be governed by terms of such policy.

EXECUTION VERSION

Furthermore, the Parties agree that: (i) if, during the Executive Transition Period, Executive commences employment with any other employer without the Board’s consent, Executive will be deemed, for purposes of this Agreement and the Employment Agreement, to have voluntarily terminated his employment with the Employers and to have resigned from any position he may hold as a director of the Company and any of its subsidiaries or affiliates; and (ii) no changes contemplated by this Agreement (including, without limitation, the changes to Executive’s position and duties as described in this Section 1) shall constitute an event of “Good Reason” for purposes of the Employment Agreement or shall otherwise give rise to a severance obligation or be deemed to breach any provision of the Employment Agreement.

2.             Termination of Employment Prior to Final Transition Date.

a)	In the event that Executive’s employment with the Employers terminates for any reason during the Pre-Transition Period, Executive shall have no further rights to the compensation and benefits payable hereunder, and Executive shall be eligible to receive severance payments and benefits to the extent provided by, and in accordance with, the Employment Agreement.

b)	In the event that, during the Executive Transition Period, Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or due to Executive’s resignation for any reason other than Good Reason (as defined below), Executive shall cease to have any rights to salary or any other payments or benefits under this Agreement or the Employment Agreement, other than any applicable accrued payments and benefits as described in Section 4(b) of the Employment Agreement (the “Accrued Amounts”), and all Outstanding Equity Awards (as defined below) shall be forfeited.

c)	In the event that, during the Executive Transition Period, Executive’s employment with the Company is terminated by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Termination due to Disability (as defined in the Employment Agreement) (the date of such termination, the “Transition Termination Date”), then in lieu of any severance benefits otherwise payable under Section 4(c) or any other provision of the Employment Agreement and subject to Section 7 hereof, Executive shall be entitled to receive (in addition to any Accrued Amounts): (i) the total remaining amount of base salary that is unpaid as of the Transition Termination Date but that would have been paid to Executive had he remained employed with the Employers through March 1, 2022, which amount shall be paid in a lump sum within 30 days following the Transition Termination Date; (ii) flight benefits as described in Section 1(g) hereof, in accordance with the terms of applicable Company policy; and (iii) notwithstanding anything in any award agreement or other long-term incentive plan document to the contrary, continued vesting with respect to any Company long-term equity incentive awards that remain outstanding as of the Transition Termination Date (the “Outstanding Equity Awards”) through March 1, 2022, as if Executive had remained employed with the Company following the Transition Termination Date and then terminated such employment as of March 1, 2022 pursuant to Section 1(d). For the avoidance of doubt, following a Transition Termination Date, any Outstanding Equity Awards shall continue to vest subject to the same vesting schedule and performance conditions as were applicable to such awards immediately prior to the Transition Termination Date and, except as modified by this Section 2, shall continue to be subject to the terms and conditions set forth in the applicable award agreement.

EXECUTION VERSION

d)	Notwithstanding anything in Section 2(c) or in any equity or equity-based compensation plan of the Company to the contrary, in the event that a “Change of Control” (as defined in the United Continental Holdings, Inc. 2017 Incentive Compensation Plan or any predecessor plan (each, a “Company Plan”)) occurs during the Executive Transition Period and a termination of Executive’s employment subsequently occurs that would otherwise result in accelerated vesting of Executive’s Outstanding Equity Awards pursuant to the terms of the applicable Company Plan (a “Qualifying Termination”), any Outstanding Equity Awards that would have otherwise vested had Executive remained employed through March 1, 2022 shall immediately vest upon such Qualifying Termination, with any performance-based equity awards vesting at the applicable change of control performance level determined by the Board (or a committee thereof). Any Outstanding Equity Awards that do not vest pursuant to the preceding sentence shall be forfeited as of the Transition Termination Date, and Executive shall not be eligible with respect to those forfeited awards for any accelerated vesting contemplated by the Company Plans.

e)	For purposes of this Agreement, “Cause” shall mean the occurrence of any one of the following, as determined by an express resolution of the independent members of the Board:

i.	gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering Executive unable to perform, the material duties and services required for Executive’s position with the Company, which neglect or misconduct, if remediable, remains unremedied for 30 days following written notice of such by the Company to Executive;

ii.	Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony;

iii.	Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the expense of the Company or any of its affiliates;

iv.	Executive’s willful refusal to comply with reasonable directions from the Board, which refusal continues following written notice thereof by the Board to Executive; and

v.	Executive’s material violation of the written policies of the Company or any of its affiliates (including United’s Ethics and Compliance Principles and Corporate Governance Guidelines, as in effect from time to time), Executive’s material breach of a material obligation of Executive to the Company pursuant to Executive’s duties and obligations under the Company’s Bylaws, or Executive’s material breach of a material obligation of Executive to the Company or any of its affiliates pursuant to this Agreement, the Employment Agreement or any award or other agreement between Executive and the Company or any of its affiliates.

EXECUTION VERSION

f)	For purposes of this Agreement, “Good Reason” shall mean a material breach by the Employers of any provision of this Agreement. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by Executive of a Good Reason termination shall not be effective unless all of the following conditions are satisfied: (A) the conditions described in the preceding sentence giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (B) Executive must provide written notice to the Company of such condition and Executive’s intent to terminate employment within 90 days after the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of Executive’s termination of employment must occur within 90 days after the notice provided by Executive pursuant to clause (B).

3.             Employment Agreement.

a)	The restrictive covenants set forth in Section 5 of the Employment Agreement shall continue to apply in connection with any termination of Executive’s employment. Except as set forth herein, Executive’s right to payments or benefits upon any termination of employment shall be governed by this Agreement rather than the Employment Agreement, and Executive shall not be entitled to any further benefits under the Employment Agreement.

b)	Nothing in this Agreement or the Employment Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower or similar protective provisions of federal law or regulation (or similar state laws). Executive will not need the prior authorization of the Employers to make any such reports or disclosures, and Executive will not be required to notify the Employers that Executive has made such reports or disclosures; provided, however, that nothing shall waive any attorney client or similar privilege of the Employers or any of their affiliates. Nothing in this Agreement in any way prohibits or is intended to restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing herein will prevent receipt by Executive of any rewards (or similar awards or entitlements) in respect of the provision of information under any such whistleblower or similar protective provision of federal law or regulation (or similar state laws). Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Employers for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

EXECUTION VERSION

c)	The obligations of the Employers and the entitlement of Executive with respect to indemnification set forth in Section 17 of the Employment Agreement shall continue in effect (including, but not limited to, after any termination of Executive’s employment).

4.             Releases.

a)	In consideration of the payments and benefits provided to Executive pursuant to the terms of this Agreement, Executive hereby releases the Company, United and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, the “Releasees”) from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive’s employment by, or services rendered to or for, the Company, United, or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by the Company or United of (i) its obligations under this Agreement or the post-employment obligations under the Employment Agreement, if applicable, or (ii) its obligations under its qualified retirement plans in which Executive participates (the “Qualified Plans”), under Executive’s outstanding awards under the long term incentive programs of the Company and United (the “Incentive Programs”), or under any other compensation plan or program of the Company or United.

b)	The Company and United hereby release Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive’s employment by, or services rendered to or for, the Company, United or any of their subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Executive of this Agreement or the Employment Agreement or of Executive’s obligations under the Qualified Plans, under Executive’s outstanding awards under the Incentive Programs, or under any other compensation plan or program of the Company or United.

c)	The releases described in Section 4(a) and Section 4(b) above are to be broadly construed in favor of the released persons. These releases do not apply to any rights or claims that may arise after the date of execution of this Agreement by Executive, the Company and United. Each Party agrees that this Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of any such Party.

EXECUTION VERSION

5.             Acceptance.  Executive may accept this Agreement by delivering a signed original of the Agreement to the Company’s Executive Vice President – Human Resources and Labor Relations, 233 S. Wacker Drive, Chicago, IL 60606 within 21 calendar days of Executive’s receipt of this Agreement. Executive may decide to sign the Agreement before the 21-day review period expires, and Executive’s signing the Agreement will be final and binding upon him on the Effective Date, with the exception of Executive’s waiver of claims brought under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), which will become final and binding upon him unless Executive rescinds the Agreement within the revocation period referenced in Section 6 below. If Executive fails to return an executed original of this Agreement within the required timeframe referenced in this Section 5, the Parties will have no obligations under this Agreement, and this Agreement will be considered null and void.

6.             Revocation.  Executive may revoke his waiver of claims under the ADEA and OWBPA within seven calendar days after Executive executes this Agreement by delivering a written notice of revocation of Executive’s waiver of such claims to the Company’s Executive Vice President – Human Resources and Labor Relations, 233 S. Wacker Drive, Chicago, IL 60606. Any such revocation must be received no later than the close of business on the seventh calendar day after Executive signs this Agreement. Executive’s waiver of claims under the ADEA and OWBPA will not become effective or enforceable until the eighth calendar day after Executive signs this Agreement (the “ADEA Effective Date”). If Executive revokes his waiver of claims under the ADEA and OWBPA within the seven-day revocation period, this entire Agreement shall be deemed null and void.

7.             Supplemental Release. Executive understands and agrees that other than in the event of Executive’s death, Executive’s execution of the Supplemental Release attached hereto as Exhibit A (the “Supplemental Release”) within 21 days after (but not before) the Final Transition Date (or, if earlier, the Transition Termination Date), without revocation thereof as provided therein, is among the conditions to the Company’s obligation to pay or provide any amounts or benefits under this Agreement (including, without limitation, any payments or benefits described in Section 2 above), and any failure to execute and return the Supplemental Release or revocation of the Supplemental Release shall result in Executive no longer being entitled to receive any payments or benefits under this Agreement.

8.             Cooperation.  From and after the Final Transition Date, Executive will cooperate in good faith with the Employers, their successors and their affiliates in any manner reasonably requested or directed by any Employer, successor or affiliate, including, without limitation, cooperating with the Employers in any current or future investigation, litigation, proceeding, or other legal matter (including, without limitation, meeting with and fully answering the questions of the Employers or their attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena).  The Employers agree to reimburse Executive for any reasonable out-of-pocket expenses incurred in providing such assistance and cooperation, subject to such reasonable substantiation and documentation as may be specified by the Employers from time to time, but Executive will not receive any other consideration for such cooperation. All business expenses shall be submitted by Executive for reimbursement not later than 30 days after such expenses are incurred. Nothing in this Agreement shall prohibit any person from giving truthful information, testimony or evidence to a governmental entity or in any investigatory proceeding, or if properly subpoenaed or otherwise required to do so under applicable law.

EXECUTION VERSION

9.             Communications Regarding Executive Transition. The Parties acknowledge that Executive’s continuing support of the Employers during and after the Pre-Transition Period and the Executive Transition Period and the payments and benefits provided to Executive hereunder, will be of considerable value to the Employers and Executive, respectively, and are a significant inducement for the Employers and Executive to enter into this Agreement. Accordingly, the Employers and Executive agree that, during the Pre-Transition Period, the Executive Transition Period and thereafter, the Board, the Employers and their executive officers and Executive will not, except as permitted by Section 3(b) or Section 8 of this Agreement, directly or indirectly, make any statement (whether public or private) or otherwise make any disclosure or comment:

a)	concerning or in any way relating to the execution of this Agreement, the transitions contemplated by this Agreement or the events or circumstances (including any negotiations) that led to such execution and transitions (collectively, the “Transition Events”), in each case that is materially inconsistent with the Company’s public disclosures regarding the Transition Events; or

b)	that could, in the case of Executive, reasonably be construed as expressing a critical or negative view of the Employers, the Board or any individual director or directors, any executive officer of the Company or any of the operations, employee relations or future prospects of the Employers or, in the case of the Employers, the Board, any individual director or directors or executive officer, reasonably be construed as expressing a critical or negative view of Executive.

Notwithstanding the foregoing, Executive shall be permitted to discuss the Transition Events, and the Employers more generally, with Executive’s financial and legal advisors and with Executive’s immediate family (collectively, the “Permitted Persons”), provided that if any such Permitted Person makes a statement that, if made by Executive, would breach Executive’s obligations under this Section 9, Executive shall be deemed to have breached his obligations under this Section 9. The Parties agree that this Section 9 shall be considered a material obligation of Executive and of the Employers for purposes of Section 2(e)(v) and Section 2(f), respectively, of this Agreement.

10.             Property of the Companies.  Executive understands and agrees that all property of the Employers and their subsidiaries and affiliates, including but not limited to business information, files, research, records, memoranda, books, lists, Proprietary or Confidential Information (as defined in Section 5(a) of the Employment Agreement) and other documents and materials (regardless of media), including computer disks, and other hardware and software and data that Executive received during Executive’s employment with the Employers are the property of the Employers and that Executive will deliver to the Employers all such materials, including all copies and excerpts thereof, in Executive’s possession or under Executive’s control on or before the Final Transition Date.

EXECUTION VERSION

11.              Withholding of Taxes. The Company may withhold federal and state and local (based upon the location of Executive’s office and place of residence) tax withholdings and any other deductions required by law or authorized by Executive from any payments to be made hereunder or otherwise to Executive.

12.              Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, discussions or representations by or between the Parties, whether written or oral, which may have related in any manner to the subject matter hereof, except as otherwise expressly set forth in this Agreement with respect to (i) the Employment Agreement, (ii) retirement and health and welfare benefit plans, (iii) incentive compensation plans and related awards, or (iv) equity plans and related awards; provided, however, that if there is any conflict between the terms of this Agreement and the terms of any arrangement described in the preceding clauses (i) through (iv), the terms of this Agreement shall govern.

13.              Arbitration/Injunctive Relief.

a)	Arbitrable Claims. The Employers and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims arising out of or relating to this Agreement, including any dispute as to the arbitrability of a matter under this Section 13 (collectively, “Claims”). The Employers and Executive expressly acknowledge that they waive the right to litigate Claims in a judicial forum before a judge or jury.

b)	Claim Initiation/Time Limits. A Party must notify the other Parties in writing of a request to arbitrate Claims within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the Claims are made; (ii) the statutory provision or legal theory under which Claims are made; and (iii) the nature and extent of any relief or remedy sought. No arbitration claim as to any Qualified Plans will be initiated until after Executive has complied with any applicable claims process provided in the applicable plan.

c)	Procedures. The arbitration will be administered in accordance with the Employment Arbitration Rules then in effect (“Rules”) of the American Arbitration Association (“AAA”), in Chicago, Illinois, before a single arbitrator, experienced in employment law and licensed to practice law in that jurisdiction, who has been selected in accordance with such Rules. The Parties may be represented by counsel of their choosing. The Parties will pay their own legal fees and other fees and expenses incurred by them in obtaining or defending any right or benefit under such Claims; provided, however, that the arbitrator may award a prevailing Party their reasonable attorney’s fees and costs in accordance with the law applicable to the Claim. The foregoing notwithstanding, the Employers will pay any fees of the AAA, filing costs, arbitrator fees or expenses.

EXECUTION VERSION

d)	Responsibilities of Arbitrator; Award; Judgment. The arbitrator will act as the impartial decision maker of any Claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Rules and the law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and one of the Parties is clearly entitled to an award in the Party’s favor. The arbitrator will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans. The arbitrator, in rendering an award in any arbitration conducted pursuant to this Section 13, will issue a reasoned award in a signed written opinion stating the findings of fact and conclusions of law on which it is based. The arbitrator will be required to follow the law of the State of Illinois designated by the Parties herein. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The Parties agree that all arbitration proceedings and any award will be kept private and confidential except as necessary to enter, enforce, or appeal the award in any court having jurisdiction thereof and except (in respect of the Employers) as required by law or stock exchange rule.

e)	Injunctive Relief. Notwithstanding the foregoing, the Employers will be entitled to seek injunctive or other equitable relief as to any provision of Section 5 of the Employment Agreement or Sections 8 or 9 of this Agreement, and Executive will be entitled to seek injunctive or other equitable relief for indemnification under any applicable agreement, bylaw, law or common law, from a court of competent jurisdiction in Chicago, Illinois, without the need to resort to arbitration. Each Party hereby submits to the jurisdiction of such courts and waives any claim of inconvenient forum or other challenge to venue in such courts.

14.              Assignment; Binding Effect.  This Agreement is assignable only by the Employers (provided that no such assignment will relieve the Employers of their obligations under this Agreement to Executive), will inure to the benefit of the Employers’ assigns and to the Releasees, and is binding on the Parties, their representatives, agents and assigns, and as to Executive, his spouse, heirs, legatees, administrators, and personal representatives, and will inure to the benefit of Executive’s spouse, estate, heirs, legatees, administrators, and personal representatives.

EXECUTION VERSION

15.              Reformation.  If any provision, section, subsection or other portion of this Agreement will be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination becomes final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable.  This Agreement as amended will be enforced so as to give effect to the intention of the Parties insofar as that is possible.  In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

16.              Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The use herein of the word “including,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to mean “including, without limitation.” As used herein, the words “day” or “days” will mean a calendar day or days.

17.              Applicable Law.  This Agreement will be deemed to be made in the State of Illinois. The validity, interpretation, and performance of this Agreement in all respects will be governed by the laws of the State of Illinois without regard to its principles of conflicts of law.

18.              Joint Preparation of Agreement. Each Party has cooperated in the preparation and drafting of this Agreement.  Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement should not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

19.              Section 409A. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), comply with the requirements of Section 409A and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to Executive will in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by this Agreement and Section 409A, the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement will be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement will be treated as a right to a series of separate payments. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years; (ii) if Executive is a specified employee (within the meaning of Section 409A) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death and (iii) each such payment may be accelerated by the Employers to the extent permitted by applicable exemptions or exceptions under Section 409A, including, but not limited to, regulations 1.409A-1(b)(9)(iii) (separation pay exemption), 1.409A-1(b)(4)(short-term deferrals) and 1.409A-3(j)(4)(iii) (compliance with conflicts of interest laws).

Signatures appear on following page

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date, with the exception of Executive’s waiver of claims brought under the ADEA and OWBPA, which will be effective on the ADEA Effective Date.

EXECUTIVE

/s/ Oscar Munoz
Oscar Munoz

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Jane C. Garvey
Its:	Chairman of the Board

UNITED AIRLINES, INC.

By:	/s/ Brett J. Hart
Its:	Executive Vice President and Chief Administrative Officer

EXECUTION VERSION

EXHIBIT A

SUPPLEMENTAL RELEASE

In consideration of the payments and benefits provided to Oscar Munoz (“Executive”) pursuant to the terms of the Transition Agreement (the “Agreement”), dated as of December 4, 2019, among Executive, United Airlines Holdings, Inc. (the “Company”), and United Airlines, Inc. (“United,” and together with the Company and Executive, the “Parties”), pursuant to this Supplemental Release (the “Release”) and in accordance with the Agreement, Executive releases the Company, United and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive’s employment by, or services rendered to or for, the Company, United, or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by the Company or United of (i) its post-employment obligations under the Agreement or the Employment Agreement, dated as of December 31, 2015, among the Company, United and Executive (the “Employment Agreement”), if applicable, or (ii) its obligations under its qualified retirement plans in which Executive participates (the “Qualified Plans”), under Executive’s outstanding awards under the long term incentive programs of the Company and United (the “Incentive Programs”), or under any other compensation plan or program of the Company or United. The Company and United hereby release Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive’s employment by, or services rendered to or for, the Company, United or any of their subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Executive of the Agreement or the Employment Agreement or of Executive’s obligations under the Qualified Plans, under Executive’s outstanding awards under the Incentive Programs, or under any other compensation plan or program of the Company or United.  These releases are to be broadly construed in favor of the released persons.  These releases do not apply to any rights or claims that may arise after the date of execution of the Release by Executive, the Company and United. Each Party agrees that the Release is not and shall not be construed as an admission of any wrongdoing or liability on the part of any such Party.  Notwithstanding the foregoing, the post-employment obligations created by the Agreement, the Employment Agreement, the Qualified Plans, Executive’s outstanding awards under the Incentive Programs, or under any other compensation plan or program of the Company or United are not released, altered or modified in any way by this Release.

Executive acknowledges that, by Executive’s free and voluntary act of signing below, Executive agrees to all of the terms of this Release and intends to be legally bound thereby.

Executive understands that Executive may consider whether to agree to the terms contained herein for a period of 21 days after the date Executive has received this Release.  Executive acknowledges that Executive has been and is hereby advised to consult with an attorney prior to executing this Release.

EXECUTION VERSION

This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”).  During the seven-day period prior to the Effective Date, Executive may revoke Executive’s agreement to accept the terms hereof by serving written notice in accordance with Section 7 of the Employment Agreement to the Company of Executive’s intention to revoke.

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EXECUTION VERSION

Effective on the eighth calendar day following the date set forth below.

UNITED AIRLINES HOLDINGS, INC.

By:
Name:
Title:

UNITED AIRLINES, INC.

By:
Name:
Title:

EXECUTIVE

Name:
Date Signed: